Exhibit 12

                                              SEMCO ENERGY, INC.
                                      Ratio of Earnings to Fixed Charges
                                            (Thousands of Dollars)

---------------------------------    -------------------    --------------------------------------------------
                                     Twelve Months Ended                        Year Ended
      Description                     September 30, 1998      1997       1996      1995      1994      1993
---------------------------------    -------------------    --------------------------------------------------
Earnings as Defined <F1>
Net Income (Loss)                          $11,161          $14,921   $(12,803)  $11,331   $ 9,992   $ 9,563
Income taxes                                 5,022            8,228     (7,308)    6,151     4,560     5,809
Other items                                    673              (96)       (96)      (96)    1,882       176
Fixed charges as defined                    15,951           16,690     14,588    14,402    14,092    14,592
                                           -------          -------   --------   -------   -------   -------
Earnings as defined                        $32,807          $39,743   $ (5,619)  $31,788   $30,526   $30,140
                                           =======          =======   ========   =======   =======   =======

Fixed charges as defined <F1>
Interest on long-term debt                 $11,614          $ 9,389   $  8,514   $ 8,546   $ 8,605   $ 9,426
Amortization of debt expense                   439              449        431       520       454       409
Other interest charges                       3,626            6,578      5,369     5,062     4,759     4,483
Preferred securities dividends
  and distributions                            272              274        274       274       274       274
                                           -------          -------   --------   -------   -------   -------
Fixed charges as defined                   $15,951          $16,690   $ 14,588   $14,402   $14,092   $14,592
                                           =======          =======   ========   =======   =======   =======

Ratio of earnings to fixed charges            2.06             2.38      <F2>       2.21      2.17      2.07
                                           =======          =======   ========   =======   =======   =======
------------------
Notes:

<F1>
Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.
<F2>
For the year ended December 31, 1996, fixed charges exceeded earnings by $20.2 million.  Earnings as defined include a $32.3 million non-cash pretax write-down of the NOARK investment.  Excluding the NOARK write-down, the ratio of earnings to fixed charges would have been 1.83.